Exhibit 99.1

Empire to Issue Shareholders Rights Offering

Monday November 24, 2008

LEAWOOD, Kan.--(BUSINESS WIRE)--Empire Energy Corporation International (OTCBB:EEGC - News) today announced, along with its wholly owned Australian subsidiary Great South Land Minerals Ltd. (GSLM), the following business update:

Our board of directors has determined to issue a rights offering in an effort to reward our long-term shareholders for their persistence and trust in both Empire Energy Corporation International and Great Southland Minerals Ltd.  The board has proposed to issue a non transferable rights certificate that will allow each shareholder of record on December 18, 2008 (the "Record Date") to purchase one (1) additional share of Empire common stock for each two (2) shares owned by the shareholder on the Record Date.  The purchase price for each additional share will be $.07 US which the board estimates is approximately 50% of the 200 day moving average price of our stock as traded on the OTC bulletin board.  As a backstop or sometimes called “over allotment option”, the Board has determined to provide 30 days after the expiration of the initial rights exercise period so that those shareholders who exercise all of their rights during the initial exercise period shall be entitled to purchase additional shares underlying rights that were not exercised by other shareholders at the same $.07 US exercise price per share.  We expect that as of the Record Date we will be issuing approximately 120 Million Rights.  If all of the rights are exercised, the Company would raise approximately $12 million AUD based on current currency conversion rates.

Prior to the commencement of the exercise period, the company will be required to file a new registration statement to register all of the common shares underlying the rights which are being issued.  Copies of this registration statement, once it has been declared effective, will be distributed to each of our shareholders of record on December 18, 2008 and a further announcement of the declaration of effectiveness by the United States Securities Exchange Commission will be made.  The first segment of the rights offering will commence the day after the registration statement is declared effective and will continue for 30 calendar days.  The overallotment option period will commence on the day after the termination of the first rights offering period and continue thereafter for 30 days.  The details and the precise mechanism for both of the rights offering periods will be contained in the registration statement which will be delivered to you.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int'l, please refer to its 10-KSB and 10 Q reports filed with the U.S. Securities and Exchange Commission.

Contact:

Empire Energy Corporation

John Garrison, 877-663-2310

President

Source: Empire Energy Corporation International